Exhibit 10.11

Execution Version

LOAN AND SECURITY AGREEMENT

BY AND AMONG

FOXPOINT FLORIDA II, LLC,

AS BORROWER,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

AS LENDERS

AND

NU RIDE INC.,

AS COLLATERAL AGENT

DATED AS OF

JANUARY 23, 2026

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ARTICLE VII CONDITIONS PRECEDENT		12

ARTICLE VIII EVENTS OF DEFAULT		13
8.1	Payment Default	13
8.2	Breach of Covenants, Representations and Warranties.	13
8.3	Bankruptcy; Insolvency; Debtor Relief	13
8.4	Appointment of Receiver/Liquidator	14
8.5	Dissolution	14
8.6	Collateral Defaults	14
8.7	Membership Interests of Borrower	14
8.8	Judgments	14
8.9	Sanctions; Criminal Charges	14

ARTICLE IX RIGHTS AND REMEDIES AFTER DEFAULT		14
9.1	Rights and Remedies	14
9.2	Non-Exclusive Remedies	16
9.3	Allocation of Payments After Event of Default	16

ARTICLE X REGARDING AGENT		17
10.1	Appointment	17
10.2	Nature of Duties	17
10.3	Lack of Reliance on Agent	18
10.4	Resignation of Agent; Successor Agent	19
10.5	Certain Rights of Agent	19
10.6	Reliance	19
10.7	Indemnification	20
10.8	Agent in its Individual Capacity	20
10.9	Borrower’s Undertaking to Agent	20
10.10	Other Agreements	20

ARTICLE XI MISCELLANEOUS		21
11.1	Governing Law	21
11.3	WAIVER	21
11.4	Entire Understanding; Amendments	21
11.5	Time of the Essence.	22
11.6	Binding Effect; Successors and Assigns	22
11.7	Indemnity	23
11.8	Notices	23
11.9	Survival	23
11.10	Provisions Separable	23
11.11	Costs and Expenses	23
11.12	Consequential Damages	23
11.13	Headings	23
11.14	Counterparts; Electronic Signatures	23
11.15	Confidentiality	24
11.16	Full Recourse.	24
11.17	Usury	24
11.18	Waiver	24

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LIST OF ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex A	-	Post-Closing Matters

Exhibits

Exhibit A	-	Use of Proceeds of Loan
Exhibit B	-	Leasehold Interests
Exhibit C	-	Form of Secured Promissory Note

Schedules

Schedule A	-	Loan Amount
Schedule 2.3	-	Borrower’s Account Number
Schedule 2.6	-	Lenders’ Bank Accounts

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of January 23, 2026, is entered into by and among (i) FOXPOINT FLORIDA II, LLC, a Missouri limited liability company, as borrower (“Borrower”), (ii) NU RIDE INC., a Delaware corporation (“Nu Ride”), as collateral agent for Lenders (Nu Ride, in such capacity, the “Agent”), and (iii) Nu Ride and the other Persons from time to time parties hereto as Lenders (such lenders, together with their respective successors and permitted assigns, each a “Lender” and collectively, the “Lenders”). Borrower, Agent and Lenders shall be referred to sometimes herein collectively as the “Parties,” and each individually as a “Party”.

A. Borrower is in the business of leasing and operating outdoor advertising properties;

B. James Neumann (“Principal”) is the only member of Borrower;

C. Borrower has requested that Lenders loan funds to Borrower on the terms and subject to the conditions of this Agreement (this Agreement, each Secured Promissory Note, the Pledge and Limited Guaranty (as defined below), the Perfection Certificate (as defined below), and each other agreement, document or instrument entered into pursuant hereto or thereto, collectively, the “Loan Documents”);

D. As a condition to each Lender’s willingness to make its Pro Rata Share of the Loan, the Borrower is required to grant a security interest to Agent, for the ratable benefit of the Secured Parties, in substantially all of its assets as more fully described herein;

E. Borrower requires the proceeds of the Loan to acquire certain leasehold interests (as more fully described on Exhibit B hereto, the “Leasehold Interests”) and to acquire and/or construct certain billboard assets in Florida (such assets, as described in the Billboard Leases, the “Billboards”), to pay certain expenses, including leasehold and/or license expenses, construction expenses, payroll, and other vendor expenses, and to provide for ongoing operating expenses;

F. As a condition to making such Loan, on the terms and subject to the conditions set forth herein, Agent and each Lender are requiring, among other things, that Borrower provide security for such funding, and Borrower has agreed to grant a security interest in, and assign to Agent, for the ratable benefit of the Secured Parties, the Collateral, which Collateral includes the Leasehold Interests, the Billboards and other assets described herein; and

G. The Lenders also require, as a condition precedent to making the Loan to the Borrower, that the Principal execute and deliver to the Agent and the Lenders the Limited Guaranty, Pledge and Security Agreement, dated as of the date hereof (the “Pledge and Limited Guaranty”), pursuant to which the Principal guaranties, on a limited basis as described therein, the Loan and pledges his equity interests in the Borrower to the Agent for the ratable benefit of the Secured Parties. As the only member of Borrower, the Principal has determined that he will derive substantial benefits from the Loan to Borrower and that it is within his best interests to execute and deliver the Pledge and Limited Guaranty.

NOW THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Rules of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any other Loan Document. All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference. All references in any Loan Document to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations; (b) any agreement, instrument or other documents (including any of the Loan Documents) shall include any and all amendments, restatements, supplements, modifications, extensions, or renewals thereof or thereto, even if words to such effect are included in some instances and not in others (but this clause shall not be construed as any consent to any such amendments, restatements, supplements, modifications, extensions, and renewals); (c) any Person (including Borrower, Agent or any Lender) shall mean and include the successors and assigns of such Person (but this clause shall not be construed as any consent to any transaction or circumstance giving rise to any successor or assign); (d) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); (e) dates and times shall mean the date and time at Lender’s notice address determined under Section 11.6, unless otherwise specifically stated; and (f) unless otherwise expressly provided in any Loan Document, the “discretion” of any Lender shall mean the sole and absolute discretion of such Lender. All calculations of value of any property, funding of the Loan and payments of the Loan and all other amounts under the Loan Documents shall be in Dollars and, unless the context otherwise requires, all determinations made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision.

1.2 General Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” has the meaning given to such term in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” means this Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Asset Purchase Agreement” has the meaning given to such term in Section 7.1(e).

“Bankruptcy Code” has the meaning given to such term in Section 8.3(b).

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“Bankruptcy Law” has the meaning given to such term in Section 8.3(b).

“Billboards” has the meaning given to such term in Recital E.

“Borrower” has the meaning given to such term in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.

“Closing Date” has the meaning given to such term in Section 2.1(a).

“Collateral” has the meaning given to such term in Section 3.1.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another Person; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Default Rate” has the meaning given to such term in Section 2.5(b).

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Event of Default” has the meaning given to such term in Article X.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Interest Rate” has the meaning give to such term in Section 2.5.

“Investment” means any beneficial ownership (including stock, partnership interest, or other securities) of any Person, or any loan, advance, or capital contribution to any Person.

“Leasehold Interests” has the meaning given to such term in Recital E.

“Lender” and “Lenders” have the respective meanings ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of any provision of this Agreement or any Loan Document that provides for the granting of a security interest or other Lien to the Agent for the ratable benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

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“Lender Expenses” mean all of the reasonable and documented out-of-pocket costs and expenses of Agent and Lenders for preparing, amending, negotiating, defending and enforcing this Agreement and the other Loan Documents (including, without limitation, those incurred in connection with appeals or bankruptcy, insolvency or other similar proceedings) or otherwise incurred with respect to Borrower’s obligations under this Agreement and the other Loan Documents.

“Lien” means a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” has the meaning given to such term in Section 2.1(a).

“Loan Documents” has the meaning given to such term in Recital C.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or financial condition of Borrower or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under this Agreement or (iii) the value or priority of Agent’s security interests in the Collateral for the ratable benefit of the Secured Parties.

“Maturity Date” has the meaning given to such term in Section 2.4.

“Membership Interest” means “Units,” as such term is defined in the Amended and Restated Operating Agreement of Borrower dated January 23, 2026.

“Obligations” has the meaning given to such term in Section 3.1.

“Party” and “Parties” have the respective meanings given to such terms in the preamble hereto.

“Perfection Certificate” has the meaning given to such term in Section 7.1(d).

“Permitted Indebtedness” means (a) Indebtedness in favor of the Lenders under this Agreement; (b) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and (c) Indebtedness arising from the endorsement of instruments in the ordinary course of business.

“Permitted Investment” means (a) Investments consisting of deposit accounts and investment accounts containing cash or any of the following: (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) money market accounts; and (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower.

“Permitted Liens” means (a) Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves on its books and records; (b) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default; (c) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (d) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and (f) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account.

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“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge and Limited Guaranty” has the meaning given to such term in Recital G.

“Principal” has the meaning given to such term in Recital B.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such the principal amount of the Loan held by such Lender and the denominator of which is the aggregate outstanding principal amount of the Loan held by all Lenders.

“Required Lenders” means Lenders holding more than fifty percent (50%) of the outstanding principal amount of the Loan.

“Secured Party” means each of Agent and each Lender, and “Secured Parties” means all of them collectively.

“Secured Promissory Note” has the meaning given to such term in Section 2.2.

“Subagent” has the meaning given to such term in Section 10.2(d).

“Transactions” means the making of the Loan, the consummation of the acquisition of the Leasehold Interests and the other transactions contemplated to occur in connection therewith pursuant to the Loan Documents.

“Transfer” has the meaning given to such term in Section 6.1.

“UCC” has the meaning given to such term in Section 3.1.

ARTICLE II

LOAN; PAYMENTS

2.1 Term Loan.

(a) Upon satisfaction (or waiver by the Required Lenders in their sole discretion) of each of the conditions precedent set forth in Article VII of this Agreement (the date of such satisfaction or waiver, the “Closing Date”), each Lender agrees, severally and not jointly, to loan to Borrower its Pro Rata Share of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Loan”; and, where the context requires herein, “Loan” shall mean the aggregate principal amount of the Loan or the Pro Rata Share of the Loan held by a given Lender), in each case as set forth on Schedule A, to be used by Borrower for the purposes and uses set forth on Exhibit A to this Agreement.

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(b) Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

2.2 Notes. If requested by a Lender, the Loan of such Lender shall be evidenced by one or more promissory notes (each, a “Secured Promissory Note”) in substantially the form attached hereto as Exhibit B.

2.3 Disbursement of Loan Proceeds. Each Lender shall fund the amount of its Pro Rata Share of the Loan directly to the Borrower’s account set forth in Schedule 2.3. No Lender shall be responsible for the failure of any other Lender to fund its Pro Rata Share of the Loan.

2.4 Term. Unless earlier accelerated or payable pursuant to the terms of this Agreement, the outstanding principal balance owing under the Loans, together with all accrued but unpaid interest thereon and all other amounts owing under this Agreement, shall be due and payable on January 23, 2029 (the “Maturity Date”).

2.5 Interest Rate.

(a) Except as otherwise provided herein, from the date of each applicable Loan, until payment in full of the Loans, each Loan will accrue interest at a rate equal to Fifteen Percent (15.0%) per annum (the “Interest Rate”), compounded annually. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be. Interest shall accrue on the Loan, payable monthly in arrears on the first day of each Month during the term of this Agreement, commencing on March 1, 2026, which interest shall be compounded annually.

(b) Borrower hereby agrees that whenever an Event of Default exists (including upon the failure of Borrower to pay the Loans in full on the Maturity Date), Lenders shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum of the Loans and any other amounts due to Lenders at a rate equal to 20.00% per annum (the “Default Rate”), compounded annually and payable on demand. The Default Rate shall be computed from the occurrence of the Event of Default until the date Borrower pays all unpaid principal, accrued interest and all other amounts, fees and charges due under this Agreement. The charge of interest at the Default Rate shall be added to the Loans. This Section 2.5(b), however, shall not be construed as an agreement or privilege to extend the date of the payment of the Loans beyond the Maturity Date, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

2.6 Payments; Register. Interest shall accrue daily, commencing on the date hereof, and shall be due and payable monthly on the first day of each month commencing on March 1, 2026. Upon the Maturity Date, the entire unpaid obligation outstanding under this Agreement, including all principal, interest, costs and fees, if any, shall become due and payable in full. All payments due by Borrower under this Agreement to a Lender shall be paid by Borrower to such Lender’s account described on Schedule 2.6 or deposited with any Bank account as directed in writing by such Lender and applied by such Lender: first, to payment of any and all costs, advances, expenses or fees due, owing and, payable to such Lender hereunder, if any; second, to payment of any and all interest due, owing and accrued to such Lender; and third, to payment of the outstanding principal balance the Loan to the extent of such Lender’s Pro Rata Share thereof. The Borrower shall maintain a register for the recordation of the name and address of each Lender and the principal amount (and stated interest) owing to each Lender; provided, however, that the aggregate principal amount of the Loan of each Lender and all accrued interest thereon shall be deemed to be the amount thereof reflected in the records of such Lender, absent manifest error.

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2.7 Prepayment. Borrower may prepay the Loan, in whole or in part, at any time without penalty.

2.8 Proceeds of Sale. Upon sale, exchange or other disposition of a Leasehold Interest, Borrower covenants that the net proceeds from such sale shall be distributed as follows (to the extent of available amounts): (i) first, to the Lenders, in accordance with their respective Pro Rata Shares of the Loan, to be applied toward the repayment of the outstanding principal balance and all accrued but unpaid interest on the Loan in accordance with Section 2.6; (ii) second, to the extent remaining after application pursuant to clause (i) above, the balance shall be disbursed to Borrower for working capital purposes to the extent reasonably required in the sole discretion of Borrower, with the balance, if any, to be distributed to the Members of Borrower pro rata in accordance with their Membership Interests.

2.9 Pro Rata Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loan or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loan and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the each other Lender of such fact, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them.

ARTICLE III

COLLATERAL: GENERAL TERMS

3.1 Grant. As security for the prompt payment in full of all obligations under this Agreement and the other Loan Documents, including any amounts due and payable that arise after the filing of a petition by or against Borrower under any Bankruptcy Law (as defined below), even if the obligations do not accrue because of the automatic stay under the Bankruptcy Code (as defined below) or otherwise (collectively, the “Obligations”), and as further security for the payment and performance thereof by Borrower, Borrower hereby grants to Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following now owned and hereafter acquired property, wherever located, in which Borrower has rights (collectively, the “Collateral”): Accounts; Chattel Paper; Controllable Electronic Records; Goods; Inventory; Equipment; Fixtures; Instruments, including promissory notes; Investment Property; Documents; Deposit Accounts; Commercial Tort Claims; Letter-of-Credit Rights; Letters of Credit; Money; General Intangibles; Payment Intangibles; Software; Supporting Obligations; all Intellectual Property including the Patents and Trademarks; all leasehold and/or license interests to the extent they are personal property; all other tangible and intangible personal property of Borrower; all books and records of Borrower related to the foregoing; and to the extent not listed above as original collateral, proceeds and products of the foregoing. Any term used in the Uniform Commercial Code (“UCC”) in effect in the State of New York and not otherwise defined in this Agreement has the meaning given to the term in the UCC.

3.2 Extent of Security Interest. The security interest granted hereunder shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by Borrower or in which Borrower has any interest, whether held by Borrower or by others for Borrower’s account, and wherever located.

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3.3 Perfection by Filing. Borrower authorizes Agent to file one or more financing statements or continuation statements, and amendments thereto, describing the Collateral as “all personal property assets of Borrower, wherever located, and now owed or hereafter acquired” to perfect the security interest created hereby and otherwise make it effective against third parties. Borrower also authorizes Agent to file financing statements as “fixture” filings in the appropriate county clerk’s office or offices describing the Billboards in such manner as Agent shall deem appropriate in its discretion.

3.4 Further Assurances. Borrower agrees to execute and deliver any further instruments and documents, and to take any further actions, reasonably requested by Agent or any Lender to evidence, perfect or protect the security interest in the Collateral, to maintain the priority of the security interest granted hereunder, to exercise and enforce its rights and remedies hereunder with respect to any Collateral, or to effectuate the other rights granted to Agent and Lenders herein.

3.5 Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent as Borrower’s agent for any purpose whatsoever, nor shall Agent be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender shall, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Agent and each Lender as set forth below as of the date of this Agreement:

4.1 Due Organization and Qualification; Pre-Closing Date Assets, Operations and Liabilities. Borrower is limited liability company (i) duly existing under the laws of the state of Missouri and (ii) qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified. Borrower has no assets, operations or liabilities, other than immaterial ones, prior to giving effect to the Loan and the other Transactions.

4.2 Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement and each other Loan Document is within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which it is bound.

4.3 Subsidiaries. Borrower does not own or control any equity security or other interest of any other Person. Borrower is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, Borrower has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

4.4 No Prior Liens. After giving effect to the consummation of the Transactions, Borrower will have good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

4.5 Intellectual Property. Borrower is the sole owner of all intellectual property which it owns or purports to own.

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4.6 Litigation. There are no actions or proceedings pending by or against Borrower or the Principal before any court or administrative agency.

4.7 Solvency. After giving effect to the Loan, the Borrower is solvent and able to pay its debts (including trade debts) as they mature.

4.8 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances, or rules applicable to it, violation of which could have a Material Adverse Effect.

4.9 Environmental Condition. (A) None of Borrower’s properties or assets have ever been used by Borrower or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law. (B) To the best of Borrower’s knowledge, Borrower’s properties and assets have never been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. (C) No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower. (D) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by Borrower resulting in the releasing or otherwise disposing of hazardous waste or hazardous substances into the environment.

4.10 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed and have paid, or has made adequate provision for the payment of, all taxes reflected therein except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

4.11 Government Consents. Borrower has obtained all material consents, approvals, and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of its business as currently conducted.

4.12 Full Disclosure. No representation, warranty, or other statement made by Borrower in any certificate or written statement furnished to Agent or any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants with Agent and the Lenders that:

5.1 Good Standing. Borrower shall maintain its limited liability company existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain in force all licenses, approvals, and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

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5.2 Financial Statements, Reports. Borrower shall deliver the following to each Lender:

(a) Annual Financials. As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2026, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (and without any going concern opinion; provided that such opinion may be qualified with respect to going concern as a result of the impending maturity of the Loan) on such financial statements from an independent accounting firm reasonably acceptable to Required Lenders.

(b) Monthly Unaudited Financials and Other Reporting. On a monthly basis, no later than 30 days after the end of each fiscal month of Borrower, a Borrower-prepared consolidated and consolidating balance sheet, income statement and statement of cash flows.

(c) Notice of Default. As soon as possible and in any event within two (2) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to each Lender a written statement setting forth details of the Event of Default and the action which Borrower has taken or proposes to take with respect thereto.

(d) Threatened Litigation. As soon as possible, and in any event within five (5) Business Days after receipt of formal written notice thereof, a report of any legal actions pending or threatened against Borrower.

(e) Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local income taxes and all other material taxes, assessments, or contributions required of it by law, except, in each case, to the extent (i) the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or (ii) failure to do so would not reasonably be expected to have a Material Adverse Effect.

(f) Insurance. Borrower, at its expense, shall maintain insurance relating to its business, ownership, and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(g) Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may be reasonably requested by Agent or any Lender to effect the purposes of this Agreement.

(h) Post-Closing Covenants. The Borrower agrees to deliver the items set forth on Annex A hereto in the timeframes specified thereon (or by such other date as the Required Lenders may approve in writing), in each case, in form and substance reasonably acceptable to the Required Lenders.

5.3 Management. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Borrower shall perform all build-out, operation, and sales functions with respect to the properties subject to the Leasehold Interests in accordance with prudent practice and prevailing industry standards. Borrower specifically shall use its best efforts to operate and manage the Leasehold Interests in accordance with prudent practice and prevailing industry standards.

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5.4 Right of First Refusal. At any time during the tenure of the Loan, if Borrower receives an opportunity to acquire or build additional signs or billboards within a 50-mile radius of the surrounding area of the Leasehold Interests, Nu Ride shall have the right to fund the project and have the assets to be acquired by Borrower (or other newly created LLC operated by Borrower) as security, all on the same terms as the Loan (as may be modified by the consent of the Borrower and Nu Ride), and this Agreement shall be amended to reflect the necessary changes (or a separate agreement shall be entered into if the assets are held in a new limited liability company). The membership interest ownership structure and terms shall remain the same as those of the Borrower, or have the same structure as the Borrower, if a new limited liability company is created.

ARTICLE VI

NEGATIVE COVENANTS

Borrower shall not:

6.1 Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”) all or any part of its business or property, other than, subject to Section 2.8, the Leasehold Interests, the Billboards and the related permits.

6.2 Change in Business; Change of Control or Executive Office. Engage in any business other than the businesses currently engaged in by Borrower; or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or, without thirty days’ prior written notification to the Agent and each Lender, relocate its chief executive office or state of incorporation or change its legal name.

6.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization or acquire all or substantially all of the capital stock, equity securities, or property of another Person.

6.4 Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

6.5 Liens. Create, incur, assume, or suffer to exist any Lien with respect to any of the Collateral, except for Permitted Liens.

6.6 Restricted Payments. Pay any dividends (other than dividends paid solely in capital stock) or make any other distribution or payment on account of or in redemption, retirement, or purchase of any of its capital stock.

6.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, other than Permitted Investments. Open any bank deposit accounts or securities accounts other than the accounts at JPMorgan Chase Bank, N.A. unless, prior to or concurrently with the initial funding of any money to such accounts, such account is subject to a control agreement in favor of Agent, for the ratable benefit of the Secured Parties.

6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (b) equity investments by Borrower’s investors in Borrower.

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ARTICLE VII

CONDITIONS PRECEDENT

The occurrence of the Closing Date is subject to the conditions precedent that:

7.1 Agent and each Lender receive, in form and substance satisfactory to Agent and each Lender, the following (in each case, unless waived by Required Lenders in their sole discretion)

(a) a fully executed copy of this Agreement;

(b) a fully executed copy of each Secured Promissory Note;

(c) a fully executed copy of the Pledge and Limited Guaranty;

(d) a fully executed perfection certificate in form and substance acceptable to the Lenders (the “Perfection Certificate”);

(e) a fully executed copy of the Asset Purchase Agreement between Lake Property Brokers, LLC and Borrower (the “Asset Purchase Agreement”) for the Leasehold Interests and the Billboards, which shall be in form and substance satisfactory to the Lenders;

(f) (i) a UCC-1 financing statement naming Borrower as debtor with respect to all of the Collateral owned by Borrower and (ii) a UCC-1 fixture filing financing statement naming Borrower as debtor with respect to each Billboard that is in existence on the Closing Date;

(g) evidence satisfactory to each Lender that each of the Leasehold Interests will be assigned to the Borrower upon the closing of the Asset Purchase Agreement and that Borrower will have all rights as a lessee thereunder, free and clear of all Liens other than the Lien of the Agent for the ratable benefit of the Secured Parties pursuant to this Agreement;

(h) a certificate of Borrower with respect to incumbency, Borrower’s governing documents and resolutions authorizing the execution and delivery of the Loan Documents;

(i) a good standing certificate of recent date issued by the Secretary of State of the State of Missouri with respect to the Borrower;

(j) a legal opinion of counsel to Borrower addressing, among other things, power to enter into and due authorization, execution and delivery of the Loan Documents;

(k) lien searches against Borrower reflecting no UCC liens, tax liens or judgment liens against Borrower;

(l) evidence acceptable to Agent and each Lender that, after giving effect to the consummation of the Transactions, Borrower has all permits, licenses and approvals necessary to acquire and own the Leasehold Interests, own and operate the Billboards and otherwise conduct its business as currently proposed; and

(m) evidence that, after giving effect to the consummation of the Transactions, Borrower owns, or substantially contemporaneously with the making of the Loan, will own, each of the Leasehold Interests and each Billboard that is in existence on the Closing Date, free and clear of all Liens other than the Lien granted to the Agent for the ratable benefit of the Secured Parties pursuant to this Agreement;

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7.2 each of the representations and warranties made by Borrower in or pursuant to this Agreement, the other Loan Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the other Loan Documents or any related agreement shall be true and correct in all material respects (or in all respects as to any representation and warranty which, by its terms, is qualified as to materiality) on and as of such date (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect (or in all respects as to any representation or warranty which is qualified as to materiality) as of such specific date); and

7.3 no Event of Default or Default shall have occurred and be continuing on such date or would exist after giving effect to the Loan.

ARTICLE VIII

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

8.1 Payment Default. A failure to pay when due (a) any principal of the Loan, or (b) any interest, fees, costs or expenses due and payable under this Agreement or the other Loan Documents within 3 Business Days of its due date.

8.2 Breach of Covenants, Representations and Warranties.

(a) Borrower fails to perform any covenant set forth in Section 5.1, Section 5.2(c) or Article VI of this Agreement;

(b) Borrower fails or neglects to perform or observe any other obligation under Article V of this Agreement or any other material term, provision, condition, covenant contained in this Agreement or any other Loan Document and has failed to cure such default within ten (10) Business Days after the earlier of Borrower’s receipt notice thereof or the Principal or any officer of Borrower becoming aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) Business Days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default.

(c) Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders in connection with this Agreement or to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.

8.3 Bankruptcy; Insolvency; Debtor Relief. Borrower: (a) makes an assignment for the benefit of creditors; (b) files a voluntary proceeding seeking protection from creditors under the United States Bankruptcy Code (Title 11 of the US Code), as amended (the “Bankruptcy Code”), or any other United States federal or state bankruptcy, insolvency or similar statutory or common law (each a “Bankruptcy Law”) now or hereafter in effect; (c) becomes the subject of an involuntary proceeding under any Bankruptcy Law and such proceeding is not dismissed within sixty (60) days without entry of an order for relief; (d) is adjudged insolvent by any state or federal court of competent jurisdiction; or (e) makes any admission of its insolvency or inability to pay its debts generally as they become due.

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8.4 Appointment of Receiver/Liquidator. The appointment of a trustee, receiver or liquidator for Borrower.

8.5 Dissolution. The dissolution or liquidation of Borrower, or the merger or consolidation of Borrower with or into any other entity, without each Lender’s prior written consent.

8.6 Collateral Defaults.

(a) All or any material portion of the Collateral should be seized or levied upon under any legal or governmental process against Borrower or against the Collateral.

(b) Agent’s security interest in the Collateral for the ratable benefit of the Secured Parties is not at all times a perfected first-priority security interest because of an act, or failure to act, on the part of Borrower.

8.7 Membership Interests of Borrower. Any issuance of Membership Interests in Borrower other than to Principal and in accordance with the pre-emptive rights granted to Lenders, and any transfer of Membership Interests to a party other than Principal, without the consent of the Required Lenders.

8.8 Judgments. If a final judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and the same are not, within twenty (20) Business Days thereof, satisfied, vacated, discharged or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

8.9 Sanctions; Criminal Charges. The Borrower or the Principal becomes the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or other relevant sanctions authority, or is found guilty by a court of, or is the subject of an enforcement action or settlement agreement by a governmental authority regarding, fraud, embezzlement, money laundering or any predicate crime to money laundering, insider trading, market manipulation, or income tax evasion.

ARTICLE IX

RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies.

(a) In addition to Agent’s and each Lender’s rights and remedies otherwise described in this Agreement and the other Loan Documents, upon the occurrence of any Event of Default and after the applicable cure period, if any, if such Event of Default remains uncured, at Required Lenders’ option (or, in the case of an Event of Default under Section 8.3, 8.4 or 8.5, automatically), the outstanding principal balance of the Loan outstanding under this Agreement, all accrued and unpaid interest, and all other amounts, fees, costs and expenses due under this Agreement shall immediately become due and payable and Agent and Required Lenders shall have the right to exercise all rights and remedies under this Agreement, the UCC, applicable law, and/or principles of equity.

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(b) If any Event of Default shall have occurred and be continuing, the Agent, on behalf of Lenders, may, without any other notice to or demand upon the Borrower, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Borrower or Principal (in the case of the Pledge and Limited Guaranty) at its notice address as provided in Section 11.6 ten (10) days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, Agent may sell such Collateral on such terms and to such purchaser(s) as Agent in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, Agent, on behalf of the Lenders, may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder. The Borrower hereby waives and releases, to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Agent or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither Agent nor any Lender nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. Neither Agent nor any Lender shall not be obligated to clean up or otherwise prepare the Collateral for sale.

(c) If any Event of Default shall have occurred and be continuing, any cash held by Agent as Collateral and all cash Proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by Agent to the payment of expenses incurred by Agent in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent hereunder, including reasonable attorneys’ fees, and the balance of such proceeds shall be applied or set off against all or any part of the Obligations in accordance with the waterfall set forth in Section 9.3. Any surplus of such cash or cash Proceeds held by Agent and remaining after payment in full of all the Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus. The Borrower shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Obligations and the fees and other charges of any attorneys employed by Agent to collect such deficiency.

(d) If Agent shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Borrower agrees that, upon request of the Agent, the Borrower will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

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(e) The Borrower hereby appoints the Agent as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time during the continuance of an Event of Default in the Agent’s discretion to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Borrower representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Agent shall not be obligated to and shall have no liability to the Borrower or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

(f) Neither the Agent nor any Lender shall have any duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Agent and the Lenders shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which each such Person accords its own property, it being understood that the neither Agent nor any Lender shall have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not such Person has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Agent or any Lender of any of the rights and remedies hereunder, shall relieve the Borrower from the performance of any obligation on the Borrower’s part to be performed or observed in respect of any of the Collateral.

9.2 Non-Exclusive Remedies. Notwithstanding Agent’s security interests in the Collateral for the ratable benefit of the Secured Parties, to the extent that the Obligations hereunder are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of Agent’s rights under this Agreement.

9.3 Allocation of Payments After Event of Default.

(a) Notwithstanding any other provisions of this Agreement to the contrary, upon any of (i) the occurrence and during the continuation of an Event of Default, (ii) the acceleration of the Obligations in accordance with this Agreement, or (iii) the exercise of rights and remedies after an Event of Default in accordance with this Agreement or the Other Documents with respect to the Collateral, the Agent shall apply all amounts collected or received by Agent on account of the Obligations, or in respect of the Collateral may, at the Lenders’ discretion, be paid over or delivered as follows:

(i) first, ratably to pay any costs, expenses (including reasonable attorneys’ fees) of Agent then due to Agent and fees owed to Agent under this Agreement and the Other Documents, including any indemnities then due to the Agent under this Agreement and the Other Documents, until paid in full;

(ii) second, ratably to pay any costs and expenses of the Lenders then due to the Lenders under this Agreement and the Other Documents, including any indemnities then due to any Lender under this Agreement and the Other Documents, until paid in full;

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(iii) third, ratably to pay any fees and premiums (including any Prepayment Premium) then due to the Lenders under this Agreement and the Other Documents until paid in full;

(iv) fourth, ratably to pay interest due in respect of the Loan until paid in full;

(v) fifth, ratably to pay any remaining Obligations until paid in full; and

(vi) sixth, to Borrower or such other Person entitled thereto under applicable law.

(b) For purposes of this Section 9.3, “paid in full” of a type of Obligation means payment in cash or immediately available funds (or other consideration acceptable to the recipient thereof in its discretion) of all amounts owing on account of such type of Obligation, including interest, fees, obligations for reimbursement of costs and expenses and/or indemnity obligations accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any insolvency proceeding.

ARTICLE X

REGARDING AGENT

10.1 Appointment. Each Lender hereby designates Nu Ride to act as collateral agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto, and Agent shall hold all Collateral for the ratable benefit of the Secured Parties. Agent may perform any of its duties hereunder or under the other Loan Documents by or through its agents, sub-agents, employees or attorneys-in-fact. As to any matters not expressly provided for by this Agreement (including collection), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action or refrain from any action (i) which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the other Loan Documents or Applicable Law, or (ii) unless Agent is furnished with an indemnification satisfactory to Agent in its sole discretion with respect thereto.

10.2 Nature of Duties.

(a) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents.

(b) Neither Agent nor any of its officers, directors, employees, agents, subagents or attorneys-in-fact shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence, willful misconduct, or material breach of an enforceable contractual obligation (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of Borrower.

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(c) The duties of Agent hereunder shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein. It is understood that wherever any consent or direction from Agent is required, Agent may act or refrain from action at the direction of Required Lenders, notwithstanding any requirements that Agent’s consent must be given, must not be unreasonably withheld, conditioned or delayed, or must be taken in Agent’s sole discretion, or subject to similar requirements, and Agent shall have no liability for any action or inaction taken in accordance with the instructions of Required Lenders, notwithstanding any other guidance contained herein pertaining to Agent’s consent rights or any delay occasioned by Agent seeking direction from Lenders.

(d) Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties and each such Subagent shall have all of the rights and benefits of Agent appointing it as though such Subagent were an Agent hereunder; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by Agent. Agent shall not be responsible for the negligence or misconduct of any Subagents selected by it with due care.

10.3 Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuation of the Loan hereunder and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making the Loan or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the other Loan Documents or the financial condition or prospects of Borrower, or the existence of any Event of Default or any Default. Each Lender, by delivering its signature page to this Agreement and funding or acquiring its Loan shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, Agent or the Lenders on the Effective Date.

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10.4 Resignation of Agent; Successor Agent. Agent may resign on thirty (30) days written notice to each Lender and Borrower and, upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower (provided that no such approval by Borrower shall be required (a) in any case where the successor Agent is one of the Lenders or (b) after the occurrence and during the continuation of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Loan Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral; provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article X, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 3.5, Section 10.7 and Section 11.5, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article X and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.7 and Section 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

10.5 Certain Rights of Agent. If Agent shall request instructions from Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or any of the other Loan Documents) or in the absences of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgement, provided that no action taken or not taken by Agent with the consent or at the request of the Required Lenders) or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or any of the other Loan Documents) shall be considered gross negligence or willful misconduct of Agent.

10.6 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile or telecopier message, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

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10.7 Indemnification. To the extent Agent or any of its officers, directors, Affiliates, attorneys, employees and agents are not timely and indefeasibly reimbursed and indemnified by Borrower, each Lender will reimburse, indemnify and hold harmless Agent, and any of its officers, directors, Affiliates, attorneys, employees and agents, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or any of their respective officers, directors, Affiliates, attorneys, employees and agents in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Loan Document or any action or inaction taken by Agent under or in connection with any of the foregoing; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence, willful misconduct, or material breach of an enforceable contractual obligation (as determined by a court of competent jurisdiction in a final non-appealable judgment). For purposes of this Section 10.7, a Lender’s Pro Rata Share shall be determined based upon its share of the of the aggregate outstanding Loan at the time (or if such indemnity payment is sought after the date on which the Loan have been paid in full, in accordance with such Lender’s Pro Rata Share immediately prior to the date on which the Loan has been paid in full). The agreement in this Section 10.7 shall survive the repayment of the Loan, fees, all other Obligations and this Agreement. In the event that any Lenders transfer their interest in the Loan, such Lenders shall remain liable for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred prior to the date of such transfer, regardless of whether such indemnity payment is sought after the date of such transfer.

10.8 Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Loan made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.9 Borrower’s Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent pursuant to this Agreement to the extent not already paid.

10.10 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Loan Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders. Nothing contained herein shall restrict (i) the rights of any Lender to pursue remedies, by proceedings in law and equity, or to enforce its rights in accordance with the provisions of this Agreement and the other Loan Documents, to the extent that pursuit of such remedies or enforcement does not relate to the Collateral or interfere with the Agent’s ability to take action hereunder or under the other Loan Documents or (ii) the rights of any Lender to initiate an action or actions in any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding in its individual capacity and to appear or be heard on any matter before the bankruptcy or other applicable court in any such proceeding, including, without limitation, with respect to any question concerning the post-petition usage of Collateral and post-petition financing arrangements.

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ARTICLE XI

MISCELLANEOUS

11.1 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.2 Venue and Jurisdiction. Venue for any action or proceeding arising under this Agreement shall lie in New York County, New York. Each party hereby submits to the jurisdiction of courts located in New York County, New York for all purposes of this Agreement and waives any objections to venue and jurisdiction which otherwise might be available to it.

11.3 WAIVER OF JURY TRIAL. EACH OF BORROWER, AGENT AND EACH LENDER UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN BORROWER, AGENT AND LENDERS RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THE BORROWER, THE AGENT AND THE LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.4 Entire Understanding; Amendments.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, each Lender and Agent and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower, each Lender and Agent. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

(b) Required Lenders and Borrower may, subject to the provisions of this Section 11.3, from time to time enter into written supplemental agreements to this Agreement or the other Loan Documents for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of parties thereto or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) whether or not any portion of the Loan is outstanding, extend the Maturity Date or the time for payment of principal or interest of the Loan, or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by the Loan or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby;

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(ii) alter the definition of the term Required Lenders;

(iii) alter, amend or modify this Section 11.3 without the consent of all Lenders;

(iv) alter, amend or modify the provisions of Section 2.8, Section 2.9 or Section 9.3 or change or modify any other pro rata payment provision without the consent of all Lenders;

(v) release all or substantially all of the Collateral, other than upon the payment in full of the Obligations and termination of this Agreement and the other Loan Documents, without the consent of all Lenders;

(vi) change the rights and duties of Agent without the consent of all Lenders and Agent; or

(vii) release Borrower without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

11.5 Time of the Essence. Time shall be of the essence of this Agreement and the other Loan Documents.

11.6 Binding Effect; Successors and Assigns. This Agreement shall be binding on Borrower and Borrower’s successors and assigns, as applicable, and shall inure to the benefit of Agent, each Lender and their respective successors and assigns. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of Agent and each Lender. Each Lender shall be permitted to assign its Pro Rata Share of the Loan and its other rights under the Loan Documents in its sole discretion without the consent of Borrower; provided, however, that (a) unless waived by the Required Lenders, any Lender intending to make such an assignment shall notify each other Lender of its intention to do so at least ten (10) Business Days prior to consummating such assignment, and (b) any such assignment shall be documented pursuant to documentation reasonably acceptable to Required Lenders.

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11.7 Indemnity. Borrower shall defend, indemnify and hold harmless Agent, each Lender and their respective officers, employees, attorneys, agents and other representatives against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or the other Loan Documents; and (b) all reasonable documented out-of-pocket losses or Lender Expenses in any way suffered, incurred, or paid by any Lender as a result of or in any way arising out of, following, or consequential to transactions between Agent, the Lenders and Borrower under this Agreement and the other Loan Documents (including without limitation reasonable documented out-of-pocket attorneys’ fees and expenses), except, with respect to a Lender, for losses caused by such Lender’s gross negligence or willful misconduct.

11.8 Notices. All communications required hereunder shall be given to the parties at their respective addresses set forth on the signature pages hereto, or at such other addresses as any party may designate by notice given in accordance with the terms of this Section 11.6. All communications required or permitted pursuant to this Agreement shall be deemed to have been properly given and received: (i) if sent by hand delivery, then upon such delivery; (ii) if sent by nationally known overnight courier, then on the next business day after dispatch; (iii) if mailed by registered or certified U.S. Mail, postage prepaid and return receipt requested, then three days after deposit in the mail; and (iv) if sent by facsimile or e-mail, then upon receipt.

11.9 Survival. The obligations of Borrower under Section 11.5, Section 11.9 and Section 11.14 and the obligations of Lenders under Section 10.7 shall survive the termination of this Agreement and the payment in full of the Obligations.

11.10 Provisions Separable. The provisions of this Agreement are separable. If any judgment is hereafter entered holding any provision of this Agreement to be invalid or unenforceable, then the remainder of this Agreement shall not be affected by such judgment, and the remaining terms of this Agreement shall be carried out as nearly as possible according to its original terms.

11.11 Costs and Expenses. Immediately upon Agent or any Lender’s demand, Borrower shall reimburse Agent or such Lender, as the case may be, for any Lender Expenses, including but not limited to reasonable attorneys’ fees, expert witness fees, court costs, discovery expenses, investigation costs, costs of preserving, protecting, or evaluating the security for this Agreement, travel expenses, and reasonable attorneys’ fees and costs incurred in connection with: (a) collecting any sums due hereunder; (b) exercising its rights and remedies with respect to the Collateral; (c) pursuing or defending any arbitration or litigation based on, arising from, or related to this Agreement.

11.12 Consequential Damages. Neither any party hereto, nor any agent or attorney for such person, shall be liable to any other party hereto (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Loan Document.

11.13 Headings. Headings are inserted into this Agreement for convenience only and shall not be considered in construing any provision.

11.14 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the New York Electronic Signature and Records Act, the Uniform Electronic Transactions Act as adopted in any State, or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. In the event that any signature is delivered by facsimile, electronic mail (including pdf) or any electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

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11.15 Confidentiality. The parties to this Agreement agree they will not disclose the terms of this Agreement or the other Loan Documents other than (a) to any C-level employees or to the parties’ accountants or attorneys who are informed of the confidential nature of the information or (b) as reasonably required by any applicable law, rule or regulation or in connection with any regulatory examination, inquiry or proceeding, including, without limitation, disclosure to the Securities and Exchange Commission.

11.16 Full Recourse. The Agreement is full recourse to Borrower.

11.17 Usury. All provisions of this Agreement which call for the payment of interest are intended to comply with all applicable usury statutes and regulations. If the terms of this Agreement would require the payment of interest in excess of the amount permitted by any applicable law or regulation, the terms of this Agreement shall be deemed to be modified to comply with all such applicable laws or regulations without any action by any Party. If any Lender receives interest in excess of the amount permitted by any applicable law or regulation, the excess portion of the interest received shall be deemed to be a prepayment of principal without premium as of the date received.

11.18 Waiver. To the fullest extent permitted by law, Borrower and any endorsers, sureties, and guarantors irrevocably:

(a) waive presentment for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, demand, other notices of every kind, and all rights to plead any statute of limitations as a defense to any action hereunder;

(b) consent that the time of payment of any installment may be extended from time to time, without notice and without affecting the liability or Obligations of Borrower; and

(c) agree that no delay in enforcing any remedy under this Agreement shall be construed to be a waiver of that or any other remedy.

Any Lender’s failure to exercise any of its rights, remedies, or powers set forth herein or any Lender’s acceptance of partial payments or performance shall not constitute a waiver of any Event of Default, but any such right, remedy, or power shall remain continually in force. A waiver of one Event of Default shall not be construed as continuing or as a bar to or waiver of (i) such Event of Default at a later date; (ii) any other Event of Default; or (iii) any other right, remedy, or power.

11.19 Revival of Liability. If any payments or proceeds received by any Lender are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, to Borrower, directly or as a debtor-in-possession, to a receiver, or any other person, whether directly or indirectly, under any bankruptcy law, state or federal law, common law, or equitable cause, then Borrower’s obligation to make all such payments shall be revived and shall continue in full force and effect as if such payment or proceeds had never been received by such Lender.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound, have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

FOXPOINT FLORIDA II, LLC

By:	/s/ James Neumann
Name:	James Neumann
Title:	Manager

Address:	14362 N. Frank Lloyd Wright Boulevard, Suite 1220 Scottsdale, Arizona 85260
E-mail:	james@foxpointmediaco.com

[Signature Page to Loan and Security Agreement]

AGENT:

NU RIDE INC.

By:	/s/ Alexander Matina
Name:	Alexander Matina
Title:	Chief Executive Officer

Address:	1700 Broadway 19th Floor New York, New York 10019
E-mail:	amatina@nurideinc.com

[Signature Page to Loan and Security Agreement]

LENDERS:

NU RIDE INC.

By:	/s/ Alexander Matina
Name:	Alexander Matina
Title:	Chief Executive Officer

Address:	1700 Broadway 19th Floor New York, New York 10019
E-mail:	amatina@nurideinc.com

[Signature Page to Loan and Security Agreement]

TB42 IRREVOCABLE TRUST

By:	/s/ Paul Huygens
Name:	Paul Huygens
Title:	Trustee

Address:
E-mail:

[Signature Page to Loan and Security Agreement]

PETER KRAVITZ ASSET PROTECTION TRUST

By:	/s/ Peter Kravitz
Name:	Peter Kravitz
Title:	Trustee

Address:
E-mail:

[Signature Page to Loan and Security Agreement]

Annex A

1.	Not later than 30 days after the Closing Date, Borrower shall deliver to Agent a deposit account control agreement by and among Borrower, Agent and JP Morgan Chase Bank, N.A. in form and substance reasonably acceptable to Agent.

2.	Not later than 30 days after the Closing Date, Borrower shall (a) cause Agent, for the ratable benefit of the Secured Parties, to be added as an additional insured or loss payee, as applicable, under any and all property and casualty and other insurance policies insuring the Leasehold Interests and Borrower as the current tenant and/or licensee under the leases and/or licenses that are the subject of the Leasehold Interests and (b) obtain from the insurers an endorsement to each insurance policy pursuant to which it agrees that it will give the Lender thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required).

[Annex A to Loan and Security Agreement]

Schedule A

LOAN

Date	Loan Amount	Lenders

1.22.26	$5,500,000.00	NU RIDE INC.
	$1,000,000.00	TB42 IRREVOCABLE TRUST
	$1,000,000.00	PETER KRAVITZ ASSET PROTECTION TRUST
TOTAL:	$7,500,000.00

[Schedule A to Loan and Security Agreement]

Exhibit A

Use of Proceeds of Loan

The Loan proceeds shall be used by Borrower to acquire, manage and operate the Leasehold Interests set forth on Exhibit B and to pay certain expenses, including, but not limited to leasehold and/or license expenses, legal, capital, payroll, other vendor expenses, and to provide for ongoing operating expenses related to the business of Borrower (the “Operating Expenses”), as provided below:

Acquisition of Leasehold Interests: $7,500,000.00.

Operating Expenses: N/A.

Exhibit B

Description of Leasehold Interests

1.	All of Borrower’s right, title and interest in, to and under that certain Billboard Lease Agreement dated as of June 14, 2023 by and between Melissa C. Sliwinski and Francis R. Sliwinski as Lessor, and Borrower as Lessee by assignment as the same has been or may be amended, supplemented, replaced or restated from time to time, and together with the proceeds of all of the foregoing, relating to that certain real property located at 1580 Palm Bay RD NE, Palm Bay, Florida 32905.

2.	All of Borrower’s right, title and interest in, to and under that certain Billboard Lease Agreement dated as of October 4, 2023 by and between Speedline Performance, LLC as Lessor, and Borrower as Lessee by assignment as the same has been or may be amended, supplemented, replaced or restated from time to time, and together with the proceeds of all of the foregoing, relating to that certain real property located at 3400 S. Pine Avenue, Ocala, Florida 34471.

3.	All of Borrower’s right, title and interest in, to and under that certain Billboard Lease Agreement dated as of May 18, 2023 by and between NAMS Properties, LLC as Lessor, and Borrower as Lessee by assignment as the same has been or may be amended, supplemented, replaced or restated from time to time, and together with the proceeds of all of the foregoing, relating to that certain real property located at 4135 W. Colonial Drive, Orlando, Florida 32835.

4.	All of Borrower’s right, title and interest in, to and under that certain Billboard Lease Agreement dated as of September 6, 2023 by and between 7251 W. Colonial, LLC as Lessor, and Borrower as Lessee by assignment as the same has been or may be amended, supplemented, replaced or restated from time to time, and together with the proceeds of all of the foregoing, relating to that certain real property located at 7251 W. Colonial Dr., Orlando, Florida 32818.

5.	All of Borrower’s right, title and interest in, to and under that certain Billboard Lease Agreement dated as of May 1, 2023 by and between VNML, LLC as Lessor, and Borrower as Lessee by assignment as the same has been or may be amended, supplemented, replaced or restated from time to time, and together with the proceeds of all of the foregoing, relating to that certain real property located at 11250 SW 93rd Court RD, Ocala, Florida 34481.

6.	All of Borrower’s right, title and interest in, to and under that certain Billboard Lease Agreement dated as of June 15, 2023 by and between Taft-Vineland Properties as Lessor, and Borrower as Lessee by assignment as the same has been or may be amended, supplemented, replaced or restated from time to time, and together with the proceeds of all of the foregoing, relating to that certain real property located at 11412 Space Blvd., Orlando, Florida 32837.

Exhibit C

Form of Secured Promissory Note

SECURED PROMISSORY NOTE

New York, New York

$[_________]	January 23, 2026

For value received, FOXPOINT FLORIDA II, LLC, a Missouri limited liability company, with an address of 14362 N. Frank Lloyd Wright Boulevard, Suite 1220, Scottsdale, Arizona 85260 (“Borrower”) hereby promises to pay to [________], with an address of [_____________] (“Lender”), the principal amount of [___________] DOLLARS ($[____________]), together with interest on the unpaid principal balance of the Loan from time to time outstanding, on the terms set forth below.

This Secured Promissory Note (this “Note”) is one of the Secured Promissory Notes referred to in that certain Loan and Security Agreement, dated as of January 23, 2026 (as supplemented or modified from time to time, the “Loan Agreement”), by and between Lender, Borrower, Nu Ride Inc., in its capacity and Agent, and the other Persons party thereto from time to time as Lenders. All capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement.

The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Loan Agreement and shall be subject to prepayment and acceleration as provided therein. The Lender’s books and records concerning the Loan, the accrual of interest and fees thereon, and the repayment of such Loan, shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by Agent or Lender in exercising or enforcing any of the Agent’s or Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise of the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by Agent and/or the Lender with respect to this Note and/or any Loan Document or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Note.

All borrowings of the Loan evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower under this Note.

THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE LOAN AGREEMENT.

Borrower agrees that any action or proceeding arising out of or relating to this Note or for recognition or enforcement of any judgment, may be brought in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of any United States federal court sitting in the Borough of Manhattan, and any appellate court from any thereof, and by execution and delivery of this Note, Borrower and Lender each consent, for itself and in respect of its property, to the exclusive jurisdiction of those courts. To the fullest extent permitted by applicable law, Borrower irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States federal court sitting in the Borough of Manhattan, and any appellate court from any thereof.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with Borrower contemplated by this Note, are each relying thereon. BORROWER AND LENDER BY ITS ACCEPTANCE HEREOF HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

BORROWER:

FOXPOINT FLORIDA II, LLC

By:
Name:	James Neumann
Title:	Manager